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                     December 19, 2022

       Sunny Shah
       Chief Executive Officer
       RCF Acquisition Corp.
       1400 Wewatta Street, Suite 850
       Denver, CO 80202

                                                        Re: RCF Acquisition
Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed on February
11, 2022
                                                            File No. 001-41039

       Dear Sunny Shah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction